Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Matthew S. Kohnke, CFO

(215) 997-1800 x 5182

E-mail: MKohnke@dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings for the Third Quarter Ended September 24, 2011

Colmar, Pennsylvania (October 25, 2011) – Dorman Products, Inc. (NASDAQ:DORM) today announced financial results for the third quarter ended September 24, 2011.

Revenues for the third quarter ended September 24, 2011 increased 13% over the prior year to $134.2 million from $119.2 million. Excluding the impact of $3.5 million in costs associated with our previously-announced decision to exit our Swedish business shown in the reconciliation of non-GAAP measures below, adjusted net income increased 17% to $15.0 million in the third quarter from $12.8 million last year. Adjusted diluted earnings per share increased 15% to $0.82 in 2011 from $0.71 in 2010.

After the above charge, reported net income in the third quarter of 2011 declined 10% to $11.5 million from $12.8 million in the same period last year. Reported diluted earnings per share in the third quarter of 2011 declined 11% to $0.63 from $0.71 in the same period last year.

For the nine months ended September 24, 2011 and September 25, 2010:

•	Revenues increased 17% over the prior year to $390.2 million from $333.2 million. Revenue growth was driven primarily by strong overall demand for our products and higher new product sales.

•

Excluding the impact of the item shown in the reconciliation of non-GAAP measures below, adjusted net income in 2011 increased 18% to $40.1 million from $33.9 million last year, while adjusted diluted earnings per share in 2011 increased 18% to $2.21 in 2011 from $1.87 in 2010.

•	Reported net income in 2011 was up 8% to $36.6 million from $33.9 million last year. Reported diluted earnings per share in 2011 rose 7% to $2.01 from $1.87 in 2010.

•

Reported gross profit margin was 35.6%. Adjusted gross profit margin before $2.9 million in charges for inventory write-downs and other costs associated with the exit of our Swedish business was 36.3% in 2011 compared to 37.9% in 2010. The remaining decline in gross margin is primarily due to an increase in transportation costs and an unfavorable change in sales mix.

•

Selling, general and administrative expenses increased 12% in 2011 to $79.3 million from $70.9 million in 2010. Selling, general and administrative expenses includes $0.6 million in employee related charges and asset write-downs related to the exit of our Swedish business. The remaining spending increase was primarily the result of higher variable costs related to our sales increase and investments in new product development initiatives.

•	Our effective tax rate decreased to 38.3% from 38.5% in the prior year.

•	Operating cash flow for 2011 was $30.6 million compared to $14.9 million in 2010. Cash on hand as of September 24, 2011 was $45.6 million.

Mr. Steven Berman, Chairman and Chief Executive Officer, said, “Our sales increases continue to be driven by the success of our new products. We remain on pace to deliver a record number of new products in 2011 and look forward to sharing some of our recent new product opportunities with our customers and end users during next week’s AAPEX Show. Finally, we are excited to announce our upcoming launch of Dorman HD Solutions (TM) – an exclusive offering of Former Dealer Only for the Medium and Heavy Duty vehicle market, which we expect to begin shipping early next year.”

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman (R), OE Solutions (TM), HELP! (R), AutoGrade (TM), First Stop (TM), Conduct-Tite (R), renew (TM), TECHoice (TM) and Symmetry (R) brand names.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. While forward-looking statements sometimes are presented with numerical specificity, they are based on various assumptions made by management regarding future circumstances over many of which the Company has little or no control. Forward-looking statements may be identified by words including “anticipate,” “believe,” “estimate,” “expect,” and similar expressions. The Company cautions readers that forward-looking statements, including, without limitation, those relating to the exit of ScanTech’s international business, future business prospects, tax benefits, exit costs, proceeds, revenues, working capital, liquidity, and income, are subject to certain risks and uncertainties that would cause actual results to differ materially from those indicated in the forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to the Company’s ability to sell or liquidate ScanTech’s international business, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, dependence on senior management and other risks and factors identified from time to time in the reports the Company files with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. For additional information concerning factors that could cause actual results to differ materially from the information contained in this report, reference is made to the information in Part I, “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2010.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Third Quarter (unaudited)	9/24/11	Pct.	9/25/10	Pct.
Net sales	$134,243	100.0	$119,212	100.0
Cost of goods sold	87,617	65.3	74,088	62.1
Gross profit	46,626	34.7	45,124	37.9
Selling, general and administrative expenses	26,730	19.9	24,628	20.7
Income from operations	19,896	14.8	20,496	17.2
Interest expense, net	29	—	57	0.1
Income before income taxes	19,867	14.8	20,439	17.1
Provision for income taxes	8,367	6.2	7,622	6.3
Net income	$11,500	8.6	$12,817	10.8
Earnings per share:
Basic	$0.64	—	$0.72	—
Diluted	$0.63	—	$0.71	—
Average shares outstanding:
Basic	17,966	—	17,800	—
Diluted	18,209	—	18,176	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	39 Weeks		39 Weeks
Third Quarter (unaudited)	9/24/11	Pct.	9/25/10	Pct.
Net sales	$390,236	100.0	$333,196	100.0
Cost of goods sold	251,436	64.4	206,967	62.1
Gross profit	138,800	35.6	126,229	37.9
Selling, general and administrative expenses	79,264	20.3	70,936	21.3
Income from operations	59,536	15.3	55,293	16.6
Interest expense, net	148	0.1	180	0.1
Income before income taxes	59,388	15.2	55,113	16.5
Provision for income taxes	22,755	5.8	21,196	6.3
Net income	$36,633	9.4	$33,917	10.2
Earnings per share:
Basic	$2.04	—	$1.91	—
Diluted	$2.01	—	$1.87	—
Average shares outstanding:
Basic	17,921	—	17,749	—
Diluted	18,182	—	18,125	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	9/24/11	12/25/10
Assets:
Cash and cash equivalents	$45,588	$30,463
Accounts receivable	101,142	101,851
Inventories	129,004	120,433
Deferred income taxes	14,261	12,135
Prepaid expenses	2,480	2,213
Total current assets	292,475	267,095
Property & equipment	37,745	28,790
Goodwill	26,553	26,553
Other assets	957	721
Total assets	$357,730	$323,159

Liabilities & Shareholders’ Equity:
Accounts payable	$30,586	$33,978
Accrued expenses and other	14,187	14,182
Total current liabilities	44,773	48,160
Other long-term liabilities	3,788	3,210
Deferred income taxes	9,113	8,636
Shareholders’ equity	300,056	263,153
Total Liabilities and Equity	$357,730	$323,159

Selected Cash Flow Information:

(in thousands)	13 Weeks (unaudited)		39 Weeks (unaudited)
	9/24/11	9/25/10	9/24/11	9/25/10

Depreciation and amortization	$1,984	$2,137	$5,710	$6,016
Capital Expenditures	$4,522	$3,019	$14,914	$7,187

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

(in thousands, except per-share amounts)

This press release contains non-GAAP measures which adjust net income and diluted earnings per share to exclude the impact of the following items:

•

Results for the thirteen weeks and thirty-nine weeks ended September 24, 2011 include charges totaling $3.5 million related to asset impairment and employee-related costs associated with our previously-announced decision to exit our Swedish business.

The presentation of these non-GAAP measures is intended to enhance the usefulness of the financial information by providing measures which the Company’s management uses internally to evaluate the Company’s baseline performance. A reconciliation of net income and diluted earnings per share follows:

	13 Weeks (unaudited)
	9/24/11	9/25/10	% Change
Net income, as reported	$11,500	$12,817	(10.3)%
Add: Costs recorded in connection with exit of our Swedish subsidiary	3,499	—	N/A
Net income, as adjusted	$14,999	$12,817	17.0%

Diluted EPS, as reported	$0.63	$0.71	(11.3)%
Add: Costs recorded in connection with exit of our Swedish subsidiary	0.19	—	N/A
Diluted EPS, as adjusted	$0.82	$0.71	15.4%

	39 Weeks (unaudited)
	9/24/11	9/25/10	% Change
Net income, as reported	$36,633	$33,917	8.0%
Add: Costs recorded in connection with exit of our Swedish subsidiary	3,499	—	N/A
Net income, as adjusted	$40,132	$33,917	18.3%

Diluted EPS, as reported	$2.01	$1.87	7.5%
Add: Costs recorded in connection with exit of our Swedish subsidiary	0.20	—	N/A
Diluted EPS, as adjusted	$2.21	$1.87	18.2%